Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

April 17, 2025

The Board of Directors

Cadrenal Therapeutics, Inc.

822 A1A North, Suite 306

Ponte Vedra, Florida 32082

Re:	Cadrenal Therapeutics, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a prospectus supplement, dated April 17, 2025 (the “Prospectus Supplement”), to the base prospectus (the “Base Prospectus”), dated March 20, 2024, that forms a part of the Registration Statement on Form S-3 (Registration No. 333-277835) (the “Registration Statement”) initially filed by the Company on March 12, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on March 20, 2024, relating to the offering of up to $2,169,272 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are to be sold, if any, by the Company pursuant to that certain At the Market Offering Agreement, dated March 11, 2024 (the “ATM Sales Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright” or the “sales agent”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the Delaware General Corporation Law, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate the issuance of the Shares, and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of the Common Stock available for issuance under the ATM Sales Agreement to exceed the number of shares of the Common Stock available for issuance by the Company.

 Based upon the foregoing, it is our opinion that, that the Shares, when sold and issued against payment therefor in accordance with the ATM Sales Agreement, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

The Board of Directors

Cadrenal Therapeutics, Inc., Inc.

April 17, 2025

We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus Supplement and the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company to be filed on the date hereof and the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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